Exhibit 5.1

Simpson Thacher & Bartlett llp
425 Lexington Avenue New York, NY 10017-3954
Telephone +1-212-455-2000 Facsimile +1-212-455-2502
Direct Dial Number	E-Mail Address

January 28, 2021

Home Point Capital Inc.
2211 Old Earhart Road, Suite 250
Ann Arbor, Michigan 48105

Ladies and Gentlemen:

We have acted as counsel to Home Point Capital Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to an aggregate of up to 22,344,275 shares of common stock, $0.0000000072 par value per share, of the Company (the “Common Stock”), consisting of (1) up to 20,955,674 shares of Common Stock (the “2021 Plan Shares”) that may be issued by the Company pursuant to the Home Point Capital Inc. 2021 Incentive Plan (the “2021 Plan”) and (2) up to 1,388,601 shares of Common Stock (together with the 2021 Plan Shares, the “Shares”) that may be issued by the Company pursuant to the Home Point Capital Inc. 2021 Employee Stock Purchase Plan (together with the 2021 Plan, the “Plans”).

We have examined the Registration Statement, a form of the Amended and Restated Certificate of Incorporation of the Company (the “Amended Charter”) and the Plans, each of which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, (1) when the Amended Charter has been duly filed with the Secretary of State of the State of Delaware and (2) upon issuance and delivery in accordance with the applicable Plan, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

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